EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Michael W. Collier Vice President, Investor Relations Willbros USA, Inc. (713) 403-8016 Connie Dever Director, Strategic Planning Willbros USA, Inc. (713) 403-8035

WILLBROS BOARD APPROVES CHANGE IN
CORPORATE DOMICILE TO DELAWARE
Proposed Structure Should Assist in Executing Global Business Strategy
HOUSTON, TX — November 12, 2008, Willbros Group, Inc. (NYSE: WG) today announced that its Board of Directors has approved a plan to reorganize the Company by changing its corporate domicile from Panama to Delaware and to complete other internal restructuring transactions. Under the plan, Willbros Group, Inc., a newly-formed Delaware corporation, will become the parent holding company of Willbros Group, Inc. (Panama). Willbros Group, Inc. (Panama) will continue to own the foreign operations and will spin-off the U.S. operations to the new parent company, Willbros Group, Inc. (Delaware). The reorganization, other than the internal spin-off, is subject to the approval of the holders of a majority of Willbros’ outstanding common shares.
Randy Harl, President and Chief Executive Officer, commented on the plan of reorganization, “Our markets are global in reach, and Willbros will always serve clients in international locations. However, as a result of the Company’s recent acquisitions and its many profitable work awards in North America, our focus has changed to include North America as a principal market. Now in our one hundredth year, we believe moving our corporate headquarters to the United States is the right thing to do, and we expect our new corporate structure to assist in the execution of our global business strategy by: (i) enhancing our ability to access capital in order to fund future business growth whether organically or by acquisition, (ii) increasing our opportunities in the government sector, (iii) attracting the best talent globally, and (iv) allowing us to focus better on each U.S. and international operation. We expect each of these benefits to generate increased value and returns for our stockholders.”
It is anticipated that the reorganization will be complete by year-end, subject to receiving stockholder approval and any other necessary third-party consents or approvals. The reorganization should have no material impact on the Company’s employees, suppliers or customers worldwide.
The plan approved by the Board will provide that, upon completion of the reorganization, each share of Willbros Group, Inc. (Panama) common stock will automatically convert into the right to receive one common share of Willbros Group, Inc. (Delaware). Holders of our warrants and notes will be entitled to the right to acquire or convert into, as the case may be, shares of Willbros Group, Inc. (Delaware). The new shares will have substantially the same attributes as a share of Willbros Group, Inc. (Panama), common stock, with material differences to be described in more detail in the final proxy statement/prospectus discussed below. Generally, for

U.S. federal income tax purposes, Willbros stockholders, note holders, and warrant holders that are U.S. persons will not recognize gain or loss on the exchange of Willbros Group, Inc. (Panama) shares of common stock, notes, or warrants for Willbros Group, Inc. (Delaware), common stock, notes or warrants. Since no gain or loss should generally be recognized on the exchange of common stock, notes or warrants, the holding period will not start over upon consummation of the reorganization.
Willbros Group, Inc. (Delaware) common shares will be listed and traded on the New York Stock Exchange under the symbol “WG,” the same symbol under which the Company’s common stock currently trades.
A special meeting of stockholders of Willbros Group, Inc. (Panama) will be called shortly to vote on the proposed reorganization. Notice of the special meeting and a proxy statement/prospectus describing the reorganization will be mailed to Willbros stockholders on the record date selected by Willbros’ board of directors. A registration statement on Form S-4 for Willbros Group, Inc. (Delaware) containing the proposed proxy statement/prospectus will be filed with the Securities and Exchange Commission and will be available for free at the SEC website, www.sec.gov. When finalized, these documents will be available free of charge at the SEC website and at the Company website, www.willbros.com.
This announcement does not constitute an offer of any securities for sale, or an offer or an invitation to purchase any securities. AS SOON AS THE REGISTRATION STATEMENT AND THE RELATED PROXY STATEMENT/PROSPECTUS ARE FINALIZED, INVESTORS SHOULD READ THESE DOCUMENTS BEFORE MAKING A DECISION CONCERNING THE REORGANIZATION. These documents will contain important information that investors should consider.
Willbros Group, Inc. (Panama), and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Willbros in favor of the reorganization. Information about the executive officers and directors of Willbros and their ownership of Willbros common stock is set forth in the proxy statement for Willbros’ 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2008. Investors may obtain more detailed information regarding the direct and indirect interests of such participants in the reorganization by reading the proxy statement/prospectus regarding the reorganization once it is finalized.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the failure to satisfy conditions to closing the reorganization; the potential for additional investigations; the disruptions to the global credit markets; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
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